Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Coca-Cola Enterprises, Inc. that is made a part of Amendment No. 3 to the Registration Statement (Form F-4) and Prospectus of Coca-Cola European Partners Limited for the registration of shares of its stock and to the incorporation by reference therein of our reports dated February 11, 2016, with respect to the consolidated financial statements of Coca-Cola Enterprises, Inc., and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 7, 2016